Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contact:
November 4, 2008	Brandon Pugh
(571) 434-5659
brandon.pugh@neustar.biz

Media Contact:
John Schneidawind
(571) 434-5596
john.schneidawind@neustar.biz
NeuStar Reports Results for Third Quarter
and Updates Guidance for 2008
STERLING, VA, November 4, 2008 — NeuStar, Inc. (NYSE: NSR), a provider of essential clearinghouse services to the communications and Internet industry, today announced consolidated results for the quarter ended September 30, 2008, and updated guidance for 2008.
Summary of Third Quarter Results
Revenue totaled $123.8 million, an increase of 12% from $110.8 million in the third quarter of 2007. Net income totaled $28.4 million, or $0.38 per diluted share, compared to $25.7 million, or $0.32 per diluted share, in the third quarter of 2007.
Discussion of Third Quarter Results
NeuStar’s year-over-year quarterly revenue growth was driven primarily by increases in infrastructure transactions under its contracts to provide telephone number portability services in the United States. The company also saw significant year-over-year increases in revenue from Ultra Services and Common Short Codes.
Transactions under NeuStar’s contracts to provide telephone number portability services in the United States totaled 95.1 million for the third quarter of 2008, which was 14% higher than the 83.2 million transactions for the third quarter of 2007.
EBITDA for the quarter totaled $55.7 million, or $0.74 per diluted share, compared to $51.4 million, or $0.65 per diluted share, in the corresponding quarter of 2007.
Total operating expenses increased to $78.6 million in the third quarter of 2008, compared to $68.9 million in the third quarter of 2007.
As of September 30, 2008, NeuStar had $157.4 million in cash, cash equivalents, short- and long-term investments, compared to $110.6 million at June 30, 2008 and $198.7 million at December 31, 2007.

Business Outlook for 2008
NeuStar provided the following guidance for 2008 results:
•	Full year revenue to range between $485 and $490 million; previous guidance was for 2008 revenue to range between $500 and $515 million.

•	Net income to exceed $70 million, resulting in net income per diluted share in excess of $0.92 based on a diluted share total of 76.0 million; this 2008 net income forecast includes the goodwill impairment charge of $29.0 million recorded in the first quarter of 2008; excluding the impairment charge, net income would exceed $99 million, resulting in net income per diluted share in excess of $1.30.

•	Full year EBITDA to exceed $177 million, or $2.33 per diluted share based on a diluted share total of 76.0 million; this 2008 EBITDA forecast includes the goodwill impairment charge of $29.0 million previously discussed from the first quarter of 2008; excluding the impairment charge, EBITDA would exceed $206 million, resulting in EBITDA per diluted share in excess of $2.71.

•	Full year transactions under its contracts to provide telephone number portability services in the United States to grow in excess of 15% to at least 367 million in 2008, 7 million transactions higher than previously projected.
Management Commentary
Jeff Ganek, NeuStar’s Chairman and CEO, said, “In the third quarter, NeuStar delivered strong revenue, EBITDA and earnings per share. In the face of tumultuous and uncertain economic times, our focus will be on growing profitability and cash flow. We believe we can accomplish this because of our strong share position in large markets with future growth potential. We have also consistently delivered attractive margins through rigorous cost control discipline while still making sound investments in our infrastructure. Furthermore, when the economy ultimately recovers, NeuStar will be positioned well to take full advantage.”
Jeff Babka, NeuStar’s CFO added, “As detailed in the guidance we are providing today, we now expect year-over-year revenue growth of approximately 13%, which is lower than our previous guidance of 17 to 20%. However, at 13% growth, NeuStar expects to deliver profitability and cash flow levels in line with our previous expectations, reflecting higher EBITDA and net income margin percentages. As we look ahead, we intend to spend prudently to grow profitably and sustain our market leadership positions.”

Reconciliation of Non-GAAP Financial Measures
In this press release, NeuStar presented certain non-GAAP financial data. To place this data in an appropriate context, the following is a reconciliation of net income to EBITDA for the three and nine months ended September 30, 2007 and 2008, and the years ended December 31, 2007 and 2008:

	Three Months
	Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2007	2008	2007	2008	2007	2008(1)
	(in thousands, except per share data)
	(unaudited)
Net income	$25,702	$28,374	$62,819	$46,770	$92,335	$70,000
Add: Depreciation and amortization	9,498	10,552	27,937	30,958	37,731	40,500
Less: Other expense (income)	(619)	751	(1,978)	1,234	(3,465)	(3,000)
Add: Provision for income taxes	16,811	16,038	41,786	48,176	60,776	69,500

EBITDA	$51,392	$55,715	$130,564	$127,138	$187,377	$177,000

EBITDA per diluted share	$0.65	$0.74	$1.65	$1.66	$2.36	$2.33

Weighted average diluted common shares outstanding	79,272	75,017	79,120	76,361	79,235	76,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. For reconciliation purposes, the amounts expressed in this column are based on an estimated net income of $70 million.
EBITDA and EBITDA per diluted share are not measures of financial performance under GAAP and have no standardized measurement prescribed by GAAP. Management believes that both measures will enhance our investors’ understanding of our financial performance and the comparability of the company’s operating results to prior periods, as well as against the performance of other companies. However, these non-GAAP financial measures may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The company provides the foregoing historical and forward-looking reconciliations to the most directly comparable GAAP financial measures to allow investors to appropriately consider each non-GAAP financial measure.
In this press release and from time to time, NeuStar describes what its net income, EBITDA and other financial measures would have been in the absence of the $29.0 million goodwill impairment charge recorded in the first quarter of 2008 relating to the company’s NGM business segment, as well as the resulting net income and EBITDA per diluted share amounts associated with those measures. NeuStar has provided this information because the company believes that it will give investors a better understanding of the impact the goodwill impairment charge had on the company’s results for the quarter, and will serve as useful data by which to compare the company’s operational performance to the prior period in 2008 and future periods. As with EBITDA information provided by the company, this information should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
Conference Call
As announced on October 16, 2008, NeuStar will conduct an investor conference call to discuss the company’s results today at 5:00 p.m. (Eastern Time). Prior to the call, accompanying slides will be posted to the NeuStar website so that investors may access the conference call and the accompanying slides over the Internet via the Investor Relations tab of the company’s website (www.NeuStar.biz). Those listening via the Internet should go to the site 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing (888) 282-4054 (international callers dial (913) 312-0376). For those who cannot listen to the live broadcast, a replay will be available through Midnight (Eastern Time) Tuesday, November 11, 2008 by dialing (888) 203-1112 (international callers dial (719) 457-0820) and entering replay PIN 8784831, or by going to the Investor Relations tab of the company’s website (www.NeuStar.biz).
NeuStar will take live questions from securities analysts and institutional portfolio managers; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures that may be used periodically by management when discussing the company’s financial results with investors and analysts, are available on the company’s website under the Investor Relations tab.
About NeuStar, Inc.
NeuStar (NYSE: NSR) is a provider of essential clearinghouse services to the North American communications industry and Internet service providers around the world. Visit NeuStar online at www.NeuStar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about our expectations, beliefs and business results in the future. We have attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe our business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. We cannot assure you that our expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as disruptions to our clearinghouse operations, modifications to our material contracts, our ability to successfully integrate and support the operations of businesses we acquire, increasing competition, market acceptance of our existing services, our ability to successfully develop and market new services, the uncertainty of whether new services will achieve market acceptance or result in any revenue, and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent periodic and current reports. All forward-looking statements are based on information available to us on the date of this press release, and we undertake no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2008	2007	2008
	(unaudited)
Revenue:
Addressing	$28,451	$32,470	$82,311	$94,899
Interoperability	15,191	16,237	43,153	49,228
Infrastructure and other	67,115	75,103	182,434	217,305

Total revenue	110,757	123,810	307,898	361,432

Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	24,093	27,683	70,417	78,983
Sales and marketing	16,317	17,865	52,602	56,808
Research and development	5,977	7,140	19,297	22,442
General and administrative	12,978	15,407	35,018	47,040
Depreciation and amortization	9,498	10,552	27,937	30,958
Impairment of goodwill	—	—	—	29,021

	68,863	78,647	205,271	265,252

Income from operations	41,894	45,163	102,627	96,180
Other (expense) income:
Interest and other expense	(529)	(1,110)	(851)	(4,434)
Interest income	1,148	359	2,829	3,200

Income before income taxes	42,513	44,412	104,605	94,946
Provision for income taxes	16,811	16,038	41,786	48,176

Net income	$25,702	$28,374	$62,819	$46,770

Net income per common share:
Basic	$0.34	$0.39	$0.83	$0.63

Diluted	$0.32	$0.38	$0.79	$0.61

Weighted average common shares outstanding:
Basic	76,461	73,581	75,664	74,293

Diluted	79,272	75,017	79,120	76,361

NEUSTAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	September 30,
	2007	2008
ASSETS	(audited)	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$198,678	$120,184
Restricted cash	488	543
Accounts and unbilled receivables, net	77,015	67,687
Prepaid expenses and other current assets	20,048	22,706
Deferred tax asset	13,907	12,053

Total current assets	310,136	223,173

Property and equipment, net	56,191	68,531
Goodwill and intangible assets, net	240,944	214,243
Other non-current assets	9,390	43,571
Deferred tax asset, long-term	—	901

Total assets	$616,661	$550,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$57,243	$52,403
Income tax payable	3,254	35
Deferred revenue	32,236	32,309
Notes payable and capital lease obligations	6,012	9,972
Accrued restructuring reserve	413	453
Other liabilities	108	80

Total current liabilities	99,266	95,252

Deferred revenue, long-term	18,063	13,222
Notes payable and capital lease obligations, long-term	10,923	14,168
Accrued restructuring reserve, long-term	1,793	1,445
Deferred tax liabilities, long-term	2,215	—
Other liabilities, long-term	3,866	3,409

Total liabilities	136,126	127,496

Total stockholders’ equity	480,535	422,923

Total liabilities and stockholders’ equity	$616,661	$550,419